UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 30, 2023

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company	58-0690070
(A Delaware Corporation)
30 Ivan Allen Jr. Boulevard, N.W.
Atlanta, Georgia 30308
(404) 506-5000

1-6468	Georgia Power Company	58-0257110
(A Georgia Corporation)
241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia 30308
(404) 506-6526

The names and addresses of the registrants have not changed since the last report.

This combined Form 8-K is furnished separately by two registrants: The Southern Company and Georgia Power Company. Information contained herein relating to each registrant is furnished by each registrant solely on its own behalf. Each registrant makes no representation as to information relating to the other registrant.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
The Southern Company	Common Stock, par value $5 per share	SO	New York Stock Exchange
The Southern Company	Series 2017B 5.25% Junior Subordinated Notes due 2077	SOJC	New York Stock Exchange
The Southern Company	Series 2020A 4.95% Junior Subordinated Notes due 2080	SOJD	New York Stock Exchange
The Southern Company	Series 2020C 4.20% Junior Subordinated Notes due 2060	SOJE	New York Stock Exchange
The Southern Company	Series 2021B 1.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2081	SO 81	New York Stock Exchange
Georgia Power Company	Series 2017A 5.00% Junior Subordinated Notes due 2077	GPJA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). (Response applicable to each registrant)
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01        Other Events.
On August 30, 2023, as provided for in the December 2017 Georgia Public Service Commission (“PSC”) approval of the seventeenth semi-annual Vogtle Construction Monitoring (“VCM”) report, Georgia Power Company (“Georgia Power”) filed with the Georgia PSC an Application to Adjust Rates to Include Reasonable and Prudent Plant Vogtle Units 3 and 4 Costs (the “Application”). The Application provides the necessary support to justify the reasonableness, prudence and recovery of $8.826 billion in total construction and capital costs, $1.07 billion in associated retail rate base items and the operating costs related to the full operation and output of Plant Vogtle Units 3 and 4. Through the VCM process, the Georgia PSC has verified and approved all expenditures up to the revised approved construction and capital cost of $7.3 billion and has reviewed, but not verified and approved, all expenditures through December 31, 2022 above that amount.
Also, on August 30, 2023, the Georgia PSC Public Interest Advocacy Staff (the “PIA Staff”) filed a stipulated agreement (the “Stipulation”) among Georgia Power, the PIA Staff, the Georgia Association of Manufacturers, Georgia Watch, Georgia Interfaith Power & Light and the Partnership for Southern Equity. The Stipulation is intended to resolve all issues for determination by the Georgia PSC regarding the reasonableness, prudence and cost recovery for the remaining costs not already in retail base rates, after considering many of the issues raised by the PIA Staff and intervenors in prior VCM proceedings, including the extended construction time, required rework, scheduling of activities and challenges with testing and productivity. If the Stipulation is approved, Georgia Power will recover $7.562 billion in total construction and capital costs and associated retail rate base items of $1.02 billion, which includes allowance for funds used during construction (“AFUDC”) financing costs above $4.418 billion (the Georgia PSC-certified amount) up to $7.562 billion.
The Stipulation also provides for the recovery of projected operations and maintenance expenses, depreciation expense, nuclear decommissioning accruals and property taxes, net of projected production tax credits. After considering construction and capital costs already in retail base rates of $2.1 billion and $362 million of associated retail rate base items (approved by the Georgia PSC in November

2021), and upon achieving commercial operation of Unit 4, Georgia Power will include in retail rate base the remaining $5.462 billion of construction and capital costs as well as $656 million of associated retail rate base items.
Under the terms of the Stipulation, when the rate adjustment occurs, Georgia Power’s Nuclear Construction Cost Recovery (“NCCR”) tariff will cease to be collected and financing costs will be included in Georgia Power’s general revenue requirements. Additionally, if commercial operation for Unit 4 is not achieved by March 31, 2024, Georgia Power’s return on equity used to determine the NCCR tariff and calculate AFUDC will be reduced to zero until commercial operation for Unit 4 is achieved. The Stipulation also provides that as of each Unit’s respective first refueling outage, if the respective Unit’s performance has materially deviated from expected performance, the Georgia PSC may order Georgia Power to credit customers for operations and maintenance expenses or disallow costs associated with the repair or replacement of any system, structure or component found to have caused the material deviation in performance if proven to be the result of imprudent engineering, construction, procurement, testing or start-up.
If the Stipulation is approved by the Georgia PSC, upon Unit 4 achieving commercial operation, annual retail base revenues will increase approximately $729 million and the average retail base rates will be adjusted by approximately 5% effective the first day of the month following commercial operation.
Pursuant to the joint ownership agreements for Plant Vogtle Units 3 and 4, as amended, the holders of at least 90% of the ownership interests in Plant Vogtle Units 3 and 4 must vote to continue construction, testing and start-up if certain adverse events occur. The filing of the Application with the Georgia PSC, which included Georgia Power’s public announcement of its intention not to submit for rate recovery an amount that is greater than the first 6% of costs during any six-month VCM reporting period, triggered the requirement of such a vote by September 21, 2023. Georgia Power has voted to continue.
As previously disclosed, Georgia Power continues to be involved in a dispute with two of the co-owners of Plant Vogtle Units 3 and 4 regarding the cost-sharing and tender provisions under the joint ownership agreements. No payments required under the cost-sharing and tender provisions of the joint ownership agreements will be recovered from retail customers. Georgia Power may be required to record further pre-tax charges to income of up to approximately $345 million associated with the cost-sharing and tender provisions of the joint ownership agreements based on the current project capital cost forecast.
The schedule for the Georgia PSC to consider the Application and the Stipulation has not been determined. The ultimate outcome of these matters cannot be determined at this time.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this Current Report on Form 8-K is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning the total projected cost of completion for Plant Vogtle Units 3 and 4. The Southern Company (“Southern Company”) and Georgia Power caution that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company and Georgia Power; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company’s and Georgia Power's Annual Reports on Form 10-K for the year ended December 31, 2022, and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: the ability to control costs and avoid cost and schedule overruns during the development, construction, and operation of facilities or other projects, including Plant Vogtle Unit 4, which includes components based on new technology that only within the last few years began initial operation in the global nuclear industry at this scale, due to current and/or future challenges which include, but are not limited to, changes in labor costs, availability and productivity, challenges with the management of contractors or vendors, subcontractor performance, adverse weather conditions, shortages, delays, increased costs, or inconsistent quality of equipment, materials, and labor, contractor or supplier delay, the impacts of inflation, delays due to judicial or regulatory action, nonperformance under construction, operating, or other agreements, operational readiness, including specialized operator training and required site safety programs, engineering or design problems or any remediation related thereto, design and other licensing-based compliance matters, challenges with start-up activities, including major equipment failure, or system integration, and/or operational performance, continued challenges related to the COVID-19 pandemic or future pandemic health events, continued public and policymaker support for projects, environmental and geological conditions, delays or increased costs to interconnect facilities to transmission grids, and increased financing costs as a result of changes in market interest rates or as a result of project delays; the ability to overcome or mitigate the current challenges, or challenges yet to be identified, at Plant Vogtle Unit 4, that could further impact the cost and schedule for the project; legal proceedings and regulatory approvals and actions related to construction projects, such as Plant Vogtle Units 3 and 4, including Georgia PSC approvals and U.S. Nuclear Regulatory Commission (“NRC”) actions; under certain specified circumstances, a decision by holders of more than 10% of the ownership interests of Plant Vogtle Units 3 and 4 not to proceed with construction and start-up; the notices of tender by Oglethorpe Power Corporation and the City of Dalton of a portion of their ownership interests in Plant Vogtle Units 3 and 4 to Georgia Power, including related litigation; the ability to construct facilities in accordance with the requirements of permits and licenses (including satisfaction of NRC requirements), to satisfy any environmental performance standards and the requirements of tax credits and other incentives, and to integrate facilities into the Southern Company system upon completion of construction; state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to prudence, return on equity, equity ratios, additional generating capacity, and fuel and other cost recovery mechanisms; the inherent risks involved in operating and constructing nuclear generating facilities; the ability of counterparties of Georgia Power to make payments as and when due and to perform as required; the direct or indirect effect on Georgia Power's business resulting from cyber intrusion or physical attack and the threat of cyber and physical attacks; catastrophic events such as fires, earthquakes, explosions, floods, tornadoes, hurricanes and other storms, droughts, pandemic health events, political unrest, wars or other similar occurrences; the potential effects of the continued COVID-19 pandemic; and the direct or indirect effects on Georgia Power's business resulting from incidents affecting the U.S. electric grid or operation of generating or storage resources. Southern Company and Georgia Power expressly disclaim any obligation to update any forward–looking information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2023	THE SOUTHERN COMPANY GEORGIA POWER COMPANY
	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary

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